Exhibit 10.3
August 2, 2025

Mr. Brent Shafer
At the address on file with the Company

Dear Brent,

On behalf of the Board of Directors (the “Board”) of Baxter International Inc. (the “Company”), we are pleased to confirm the terms of your service as Interim Chief Executive Officer and Chair of the Board (“Interim CEO/Chair”), effective as of February 3, 2025 (the “Start Date”), pursuant to this amendment and restatement of your offer letter, dated February 1, 2025, as amended.

•Duties; Term. As Interim CEO/Chair, you will report directly to the Board and will perform such duties, consistent with the Interim CEO/Chair position, as will reasonably be assigned to you by the Board. This is intended to be a temporary position with a term ending on the earlier of (i) September 3, 2025 and (ii) the first date of employment of your successor as Chief Executive Officer (the “Term”). You and the Board may elect to extend the Term upon mutually agreed terms. During the Term, you will remain a member of the Board, and immediately following the Term you will return to being a non-employee member of the Board.
•Base Salary. You will receive compensation at the rate of $108,333.33 per month (equivalent to annualized compensation of $1,300,000) payable in accordance with the Company’s normal payroll practices. If you and the Board elect to extend the Term, your base compensation rate shall be mutually agreed between you and the Board.
•Bonus Eligibility. You will be eligible for a bonus equal to $600,000 (the “Base Bonus Amount”), which shall be earned and payable upon the first regular payroll date following, and subject to your continued employment as Interim CEO/Chair through, August 3, 2025. In addition, you will be eligible for a supplemental bonus of up to $100,000 (the “Supplemental Bonus”), which shall be earned and payable upon the first regular payroll date following, and subject to your continued employment as Interim CEO/Chair through, the completion of the Term. The Supplemental Bonus will be an amount equal to $100,000, prorated based on a fraction, (i) the numerator of which is the number of days served as Interim CEO/Chair during the period beginning August 3, 2025 and ending on the date of the completion of the Term and (ii) the denominator of which is 31. You will not otherwise be eligible to participate in any bonus program of the Company.
•Equity Award. You will receive a one-time grant of restricted stock units with a target grant value of $2,500,000 (the “RSUs”) under the Company’s 2021 Incentive Plan, as soon as administratively practicable after the Start Date. The RSUs will vest upon the end of the Term, subject to your continued employment with the Company through such date. The RSUs will be subject to the terms and conditions of the Company’s 2021 Incentive Plan and applicable award agreement.

•Other Benefits. During your service as Interim CEO/Chair, you will be eligible for reimbursement of reasonable business expenses in accordance with the Company’s policies as in effect from time to time. In addition, you will be eligible to use the Company aircraft or, if unavailable, charter aircraft, for any required business and commuting travel to Company offices. The Company will reimburse you to make you whole for any taxes you incur in connection with taxable income allocated to you based on your commuting travel (which includes any taxes payable in connection with any tax gross up paid to you).
You will not be eligible to participate in the Company’s severance plans, and during the Term, you will not be eligible for compensation (either in cash or equity) under the Company’s non-employee director compensation program.
•No Conflicts. The Company acknowledges that you are currently serving as a member of the board of directors of Tactile Systems Technology, Inc. and Veracyte, Inc. and agrees that your service of the board of directors of these companies may continue during your service as Interim CEO/Chair.
•At-Will Employment. The term of your employment is “at will,” which means that you or the Company may end your employment at any time and for any reason or no reason.
•Withholding; Recoupment. All payments to you from the Company will be subject to tax and other withholding and deductions, as required or permitted by applicable law and Company policies, and all payments and awards to you from the Company will be subject to Baxter’s Executive Compensation Recoupment Policy and any such other applicable policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time.
•Entire Agreement. This amended and restated offer letter constitutes the full and entire understanding and agreement between you and the Company with regard to the subject matters hereof and supersedes and replaces all prior understandings and agreements, written or oral, relating to the matters set forth herein.
•Choice of Law. The validity, interpretation, construction and performance of this offer letter shall be governed by the laws of the State of Illinois.
•Counterparts. This offer letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

We are confident that you will make a significant contribution to the Company during this period of transition. Please indicate your acceptance by signing this amended and restated offer letter.

Sincerely,

Baxter Board of Directors by

Nancy M. Schlichting, Compensation and Human Capital Committee Chair

/s/ Nancy M. Schlichting

Cathy R. Smith, Nominating, Corporate Governance & Public Policy Committee Chair

/s/ Cathy R. Smith

Accepted by:

Brent Shafer

/s/ Brent Shafer
[Signature Page to Interim CEO Letter- Amendment and Restatement]